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                                                                      EXHIBIT 12

                VULCAN MATERIALS COMPANY AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         For the Years Ended December 31
                              Amounts in Thousands

                                                    2000            1999            1998            1997            1996
--------------------------------------------------------------------------------------------------------------------------
Fixed charges:
   Interest expenses before capitalization
      Credits                                     $ 54,236        $ 53,022        $  7,224        $  8,074        $  9,263
   Amortization of financing costs                     348             267              93             104             164
   One-third of rental expense                      21,668          20,798          13,668           9,735           9,663
                                                  --------        --------        --------        --------        --------
       Total fixed charges                        $ 76,252        $ 74,087        $ 20,985        $ 17,913        $ 19,090
                                                  ========        ========        ========        ========        ========


Net earnings                                       233,551         239,693         255,908         209,145         188,595
Provisions for income taxes                        100,187         111,868         118,936          91,356          96,985
Fixed charges                                       76,252          74,087          20,985          17,913          19,090
Capitalized interest credits                        (6,150)         (4,445)           (442)         (1,160)           (627)
Amortization of capitalized interest                   686             693             715             708             674
                                                  --------        --------        --------        --------        --------
   Earnings before income taxes as adjusted       $404,526        $421,896        $396,102        $317,962        $304,717
                                                  ========        ========        ========        ========        ========


Ratio of earnings to fixed charges                     5.3             5.7            18.9            17.8            16.0
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